EXHIBIT 4.5

GLOBAL NET LEASE, INC.

CERTIFICATE OF NOTICE

    Global Net Lease, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Company, pursuant to Section 5.7(ii)(h) of Article V of the charter of the Company (the “Charter”), has decreased the Aggregate Share Ownership Limit (as defined in the Charter) to 8.8% in value of the aggregate of the outstanding shares of stock of the Company and 8.8% (in value or in number of shares, whichever is more restrictive) of any class or series of stock of the Company.

SECOND: The undersigned acknowledges this Certificate of Notice to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Notice to be executed under seal in its name and on its behalf by its Co-Chief Executive Officer and attested to by its Chief Financial Officer on this 7th day of November, 2023.

ATTEST:    GLOBAL NET LEASE, INC.

_/s/ Christopher J. Masterson___        By: __/s/ Edward M. Weil, Jr.________(SEAL)
Name: Christopher J. Masterson         Name: Edward M. Weil, Jr.
Title: Chief Financial Officer         Title: Co-Chief Executive Officer

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